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                                                                     EXHIBIT 4.2
                                                                     -----------
                                MATRITECH, INC.

                       Incentive Stock Option Agreement
                       --------------------------------

   Matritech, Inc., a Delaware corporation (the "Company"), hereby grants this _______ to _______ (the "Optionee"), an option to purchase a maximum of
______________shares of its Common Stock, $.01 par value, at the price of
_____________ per share, on the following terms and conditions:

   1.  Grant Under 1992 Stock Plan.  This option is granted pursuant to and is
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governed by the Company's 1992 Stock Plan (the "Plan") and, unless the context otherwise requires, terms used herein shall have the same meaning as in the Plan. Determinations made in connection with this option pursuant to the Plan shall be governed by the Plan as it exists on this date.

   2.  Grant as Incentive Stock Option; Other Options.  This option is intended
       ----------------------------------------------
to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). This option is in addition to any other options heretofore or hereafter granted to the Optionee by the Company, but a duplicate original of this instrument shall not effect the grant of another option.

   3.  Extent of Option if Employment Continues.  If the Optionee has continued
       ----------------------------------------
to be employed by the Company on the following dates, the Optionee may exercise this option for the number of shares set opposite the applicable date:

Prior to _____________ 199__                    0 shares

On or after _________ 199__ but prior to        _________ shares
___________ 199__

On or after ___________ 199__ but prior to      An additional ___________ shares
_________ 200__

On or after _________ 200__ but prior to        An additional _______ shares
_________, 200__

On or after ____________ 200__                  An additional ________ shares


The foregoing rights are cumulative and, while the Optionee continues to be employed by the Company, may be exercised on or before ______________. All of the foregoing rights are subject to Articles 4 and 5, as appropriate, if the Optionee ceases to be employed by the Company or dies or becomes disabled while in the employ of the Company.

   4.  Termination of Employment.  If the Optionee ceases to be employed by the
       -------------------------
Company, other than by reason of death or disability (as defined in the Plan), no further installments of this option shall become exercisable and this option shall terminate after the passage of ninety (90) days from the date employment ceases, but in no event later than the scheduled expiration date. In such a case, the Optionee's only rights hereunder shall be those which are properly exercised before the termination of this option.

   5.  Death; Disability.  If the Optionee ceases to be employed by the Company
       -----------------
by reason of his death, this option may be exercised, to the extent of the number of shares with respect to which the Optionee could have exercised it on the date of his death, by his estate, personal representative or beneficiary to whom this option has been assigned pursuant to Article 9, at any time within 180 days after the date of death, but not later than the scheduled expiration date. If the Optionee ceases to be employed by the Company by reason of his disability (as defined in the Plan), this option may be exercised, to the extent of the number of shares with respect to which he could have exercised it on the date of the termination of his employment, at any time within 180 days after such
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termination, but not later than the scheduled expiration date. At the expiration of such 180-day period or the scheduled expiration date, whichever is the earlier, this option shall terminate and the only rights hereunder shall be those as to which the option was properly exercised before such termination.

   6.  Partial Exercise.  Exercise of this option up to the extent above stated
       ----------------
may be made in part at any time and from time to time within the above limits, except that this option may not be exercised for a fraction of a share unless such exercise is with respect to the final installment of stock subject to this option and a fractional share (or cash in lieu thereof) must be issued to permit the Optionee to exercise completely such final installment. Any fractional share with respect to which an installment of this option cannot be exercised because of the limitation contained in the preceding sentence shall remain subject to this option and shall be available for later purchase by the Optionee in accordance with the terms hereof.

   7.  Payment of Price.  The option price is payable in United States dollars
       ----------------
and may be paid in cash or by check, or any combination of the foregoing, equal in amount to the option price. The Committee, in its sole discretion, may permit the option price to be paid by delivery of previously held shares of the Company's Common Stock having an aggregate fair market value (as determined pursuant to the Plan) equal as of the date of exercise to the option price, by delivery of the Optionee's personal recourse note bearing interest payable not less than annually at no less than 100% of the lowest applicable Federal rate, as defined in Section 1274(d) of the Code, or by any combination of the foregoing, equal in amount to the option price. Notwithstanding the foregoing, the Optionee may not pay any part of the exercise price hereof by transferring Common Stock to the Company if such Common Stock is both subject to a substantial risk of forfeiture and not transferable within the meaning of
Section 83 of the Code.

   8.  Method of Exercising Option.  Subject to the terms and conditions of this
       ---------------------------
Agreement, this option may be exercised by written notice to the Company, at the principal executive office of the Company, or to such transfer agent as the Company shall designate. Such notice shall state the election to exercise this option and the number of shares in respect of which it is being exercised and shall be signed by the person or persons so exercising this option. Such notice shall be accompanied by payment of the full purchase price of such shares, and the Company shall deliver a certificate or certificates representing such shares as soon as practicable after the notice shall be received. The certificate or certificates for the shares as to which this option shall have been so exercised shall be registered in the name of the person or persons so exercising this option (or, if this option shall be exercised by the Optionee and if the Optionee shall so request in the notice exercising this option, shall be registered in the name of the Optionee and another person jointly, with right of survivorship) and shall be delivered as provided above to or upon the written order of the person or persons exercising this option. In the event this option shall be exercised, pursuant to Article 5 hereof, by any person or persons other than the Optionee, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise this option. All shares that shall be purchased upon the exercise of this option as provided herein shall be fully paid and non-assessable.

   9.  Option Not Transferable.  This option is not transferable or assignable
       -----------------------
except by will or by the laws of descent and distribution. During the Optionee's lifetime only the Optionee can exercise this option.

   10. No Obligation to Exercise Option.  The grant and acceptance of this
       --------------------------------
option imposes no obligation on the Optionee to exercise it.

   11. No Obligation to Continue Employment.  The Company and any Related
       ------------------------------------
Corporation (as defined in the Plan) are not by the Plan or this option obligated to continue the Optionee in employment.

   12. No Rights as Stockholder until Exercise.  The Optionee shall have no
       ---------------------------------------
rights as a stockholder with respect to shares subject to this Agreement until a stock certificate therefor has been issued to the Optionee and is fully paid for. Except as is expressly provided in the Plan with respect to certain changes in the capitalization of the Company, no adjustment shall be made for dividends or similar rights for which the record date is prior to the date such stock certificate is issued.
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   13. Capital Changes and Business Successions.  The Plan contains provisions
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covering the treatment of options in a number of contingencies such as stock splits and mergers. Provisions in the Plan for adjustment with respect to stock subject to options and the related provisions with respect to successors to the business of the Company are hereby made applicable hereunder and are incorporated herein by reference. In general, the Optionee should not assume that options necessarily would survive the acquisition of the Company. In particular, without affecting the generality of the foregoing, it is understood that for the purposes of Articles 3 through 5 hereof, both inclusive, employment by the Company includes employment by a Related Corporation as defined in the Plan.

   14. Early Disposition.  The Optionee agrees to notify the Company in writing
       -----------------
immediately after the Optionee makes a Disqualifying Disposition of any Common Stock received pursuant to the exercise of this option. A Disqualifying Disposition is generally any disposition within two years after the date the Optionee was granted this option or within one year after the date the Optionee acquires Common Stock by exercising this option, whichever period ends later. The Optionee also agrees to provide the Company with any information which it shall request concerning any such disposition. The Optionee acknowledges that he or she will forfeit the favorable income tax treatment otherwise available with respect to the exercise of this incentive stock option if he or she makes a Disqualifying Disposition of the stock received on exercise of this option.

   15. Withholding Taxes.  If the Company in its discretion determines that it
       -----------------
is obligated to withhold tax with respect to a Disqualifying Disposition of Common Stock received by the Optionee on exercise of this option, the Optionee hereby agrees that the Company may withhold from the Optionee's wages or other remuneration the appropriate amount of federal, state and local withholding taxes attributable to such Disqualifying Disposition. If any portion of this option is treated as a Non-Qualified Option, the Optionee hereby agrees that the Company may withhold from the Optionee's wages or other remuneration the appropriate amount of federal, state and local withholding taxes attributable to the Optionee's exercise of such Non-Qualified Option. At the Company's discretion, the amount required to be withheld may be withheld in cash from such wages or other remuneration, or (with respect to compensation income attributable to the exercise of this option) in kind from the Common Stock otherwise deliverable to the Optionee on exercise of this Option. The Optionee further agrees that, if the Company does not withhold an amount from the Optionee's wages or other remuneration sufficient to satisfy the Company's withholding obligation, the Optionee will reimburse the Company on demand, in cash, for the amount underwithheld.

   16. Provision of Documentation to Optionee.  By signing this Agreement the
       --------------------------------------
Optionee acknowledges receipt of a copy of this Agreement and a copy of the Company's 1992 Stock Plan.

   17. Governing Law.  This Agreement shall be governed by and interpreted in
       -------------
accordance with the internal laws of the State of Delaware.

   IN WITNESS WHEREOF, the Company and the Optionee have caused this instrument to be executed.

__________________________________       MATRITECH, INC.
Optionee

----------------------------------       By:___________________________
Print Name of Optionee

__________________________________       Title:________________________
Street Address

__________________________________
City             State   Zip Code